Exhibit 99.1
SP COMMON EQUITY SUBSIDIARY LLC
By: STONEPEAK CATARINA HOLDINGS LLC, its sole member
By: STONEPEAK TEXAS MIDSTREAM HOLDCO LLC, its managing member
By: STONEPEAK CATARINA UPPER HOLDINGS LLC, its majority owner member
By: STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member
By: STONEPEAK ASSOCIATES LLC, its general partner
By: STONEPEAK GP HOLDINGS LP, its sole member
By: STONEPEAK GP INVESTORS LLC, its general partner
By: STONEPEAK GP INVESTORS HOLDINGS LP, its managing member
By: STONEPEAK GP INVESTORS UPPER HOLDINGS LP, its general partner
By: STONEPEAK GP INVESTORS HOLDINGS MANAGER LLC, its general partner
By: /s/ Michael Dorrell
Name: Michael Dorrell
Title: Chairman, Chief Executive Officer, and Co-Founder
Date: 01/10/2024